Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 13, 2007 with respect to the consolidated balance sheets of ING Bank N.V. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated profit and loss accounts, consolidated statements of cash flows and consolidated statement of changes in equity for each of the years in the three year period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 20-F of ING Groep N.V. incorporated by reference herein.

Our report refers to reliance on the report of other auditors.  Our report also refers to the fact that the consolidated financial statements are presented in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, and as allowed upon initial adoption of IFRS, ING Bank N.V. has elected to adopt the International Accounting Standards 32 and 39 regarding financial instrument accounting and disclosures, and IFRS 4 regarding accounting for insurance contract on a prospective basis effective January 1, 2005.

Amsterdam, The Netherlands

March 10, 2008

KPMG Accountants NV

Ref.: M.A. Hogeboom RA